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                                                                     Exhibit 4.2

                                 FIRST AMENDMENT
                                       TO
           SEA PINES ASSOCIATES, INC. DIRECTOR STOCK COMPENSATION PLAN

         This First Amendment to the Sea Pines Associates, Inc. Director Stock Compensation Plan is made as of the 21st day of May 2001 by SEA PINES ASSOCIATES, INC. (the "Corporation").

                              W I T N E S S E T H:

         WHEREAS, the Corporation maintains the Sea Pines Associates, Inc. Director Stock Compensation Plan (the "Plan") for the benefit of its directors who are not salaried employees of the Corporation or any of its subsidiaries; and

         WHEREAS, in Section 6.1 of the Plan, the Corporation reserved the right by action of the Board of Directors to amend the Plan; and

         WHEREAS, the Board of Directors now desires to amend certain provisions of the Plan;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Corporation covenants and agrees that the Plan is amended as follows:

         1. Effective May 22, 2001, Section 5.3 of the Plan is amended by deleting the section in its entirety and substituting in lieu thereof the following:

                  Section 5.3 Timing of Payment of Deferred Shares. All Deferred Shares underlying an Award shall be payable in accordance with the applicable Election to Receive Deferred Shares that is filed with the Secretary of the Board. Notwithstanding the date of distribution elected on the applicable Election to Receive Deferred Shares, the Deferred Shares shall be payable to the Eligible Director in a single lump sum upon the first of the following events to occur: (a) the Eligible Director's death, (b) the Eligible Director's Disability, (c) a Change in Control, (d) the termination of the Plan, or (e) such other events as may be set for in the Eligible Director's Award Agreement. An Award Agreement may set forth circumstances under which the Eligible Director shall forfeit all rights he may have with respect to such Award, with respect to all Deferred Shares underlying such Award and otherwise under the Plan except with respect to Shares or Deferred Shares which have been fully earned.

         2. The Corporation reserves the right by action of the Board of Directors to amend further at any time any of the terms and provisions of the Plan as amended hereby. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.


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